CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-155397 on Form N-14 of our report dated February 28, 2008, relating to the financial statements and financial highlights of BlackRock Diversified Portfolio of Metropolitan Series Fund, Inc., and our report dated February 29, 2008, relating to the financial statements and financial highlights of Legg Mason Partners Managed Assets Portfolio of Met Investors Series Trust, appearing in their respective Annual Reports on Form N-CSR for the year ended December 31, 2007, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
December 15, 2008